PRESS RELEASE

FOR IMMEDIATE RELEASE

ENTERPRISE INFORMATICS AND ERP2 HOLDINGS, LLC
AMEND PROMISSORY NOTE TO EXTEND TIMEFRAME
FOR REVERSE STOCK SPLIT AND DEREGISTRATION

SAN DIEGO, CA, April 29, 2008 — Enterprise Informatics Inc. (OTCBB: EPRS), a leading provider of enterprise information management solutions, today announced that it and ERP2 Holdings, LLC (“ERP2”), its majority shareholder, have agreed to amend the Company’s secured promissory note in the maximum principal amount of $1,500,000 issued to ERP2 on January 31, 2008 to extend from April 30, 2008 to May 14, 2008 the date by which the Company must complete all actions of the Company required to effectuate a 1,000-to-1 reverse split of the Company’s common stock and the deregistration of the Company’s common stock under the Securities Exchange Act of 1934 in order to avoid an event of default under the note.  Disbursement of $1,200,000 of the maximum principal amount under the note is subject to the Company’s completion of such actions.

The Company reported in the information statement it filed with the Securities and Exchange Commission on April 10, 2008 that a 1,000-to-1 reverse split of its common stock was anticipated to be effected on or about April 30, 2008 or as soon thereafter as practicable.  The Company currently anticipates that such reverse stock split will be effected on or about May 7, 2008.

COMPANY
CONTACT:	Alan Kiraly, CEO
John Low, CFO
(858) 625-3000

About Enterprise Informatics

Enterprise Informatics is a leading provider of enterprise information management solutions that enable organizations to reduce the cost of meeting compliance requirements, minimize business risk and optimize process efficiency. Enterprise Informatics’ advanced software product, eB, ensures the integrity of the controlled information by uniquely managing the connectivity to all relevant information such as documents, records, assets, people, processes and projects — creating an ecosystem for the rapid access of accurate information in context. eB vastly improves the integrity, visibility and access to all relevant information at the time it is needed.

Key customers include Entergy, NuStart Energy, Constellation Energy, Florida Power & Light, Continental Express, Ameren UE, City of Dayton, Lloyds Register of Shipping, Northeast Utilities, Network Rail, Aker Kvaerner, City of Las Vegas, City of Winston Salem, Fayetteville Public Works Commission and many others. www.enterpriseinformatics.com

This press release contains forward-looking statements. These statements can be identified by the words, “expects,” “projects,” “hopes,” “believes,” “could,” and other similar words. Actual results, events or performance could differ materially from these forward-looking statements based on a variety of factors, many of which are beyond the Company’s control. Therefore, readers are cautioned not to put undue reliance on these statements. Investors are cautioned that all such statements involve risks and uncertainties, which may include risks related to the occurrence of any event, change or other circumstance that could give rise to the abandonment by the Company of the above-referenced reverse stock split, the failure of such reverse stock split to be consummated for any other reason, and the outcome of any legal proceedings that may be instituted against the Company and others relating to such reverse stock split. Forward-looking statements contained in this press release should be considered in light of these factors, and those factors discussed from time to time in the Company’s public reports filed with the Securities and Exchange Commission, such as those discussed under the heading, “Risk Factors,” in the Company’s most recent annual report on Form 10-K. These forward-looking statements speak only as of the date hereof.